Exhibit 99.c

NOTICE TO SHAREHOLDERS OF

SUNAMERICA FOCUSED ALPHA GROWTH FUND, INC.

Harborside Financial Center 3200 Plaza 5

Jersey City, NJ 07311

September 26, 2011—The Board of Directors of the SunAmerica Focused Alpha Growth Fund, Inc. (the “Fund”) is pleased to report the Fund’s dividend distribution of $0.05 per share of common stock declared on August 24, 2011, payable on September 26, 2011, to shareholders of record at the close of business on September 15, 2011.

Under U.S. tax accounting rules, the amount and character of distributable income for each fiscal year can only be finally determined as of the end of the Fund’s fiscal year. However, under Section 19 of the Investment Company Act of 1940, as amended (the “1940 Act”), and the Rules adopted thereunder, the Fund may be required to indicate to shareholders the source of dividend distributions estimated to the close of the period as of which the dividend distribution is paid.

The following table sets forth the estimated amounts of the sources of the dividend distribution for purposes of Section 19 of the 1940 Act and the Rules adopted thereunder. The table includes estimated amounts for this third quarterly dividend distribution and the cumulative dividend distributions paid year-to-date from the following sources: net investment income; short-term capital gains; long-term capital gains; and return of capital. The estimated amounts reflect the Fund’s year-to-date-cumulative experience through September 15, 2011 and the estimated percentages of net income, short-term and long-term capital gains and/or return of capital are applied proportionately for both the quarterly and year-to-date dividend distributions. The estimated composition of the dividend distributions may vary from quarter to quarter because they may be impacted by future income, expenses and portfolio realized gains and losses on securities.

	Estimated Amounts of Current Quarterly Dividend Distribution per share ($)	Estimated Amounts of Current Quarterly Dividend Distribution per share (%)	Estimated Amounts of Year to Date Cumulative Dividend Distributions per share ($)*	Estimated Amounts of Year to Date Cumulative Dividend Distributions per share (%)*
Net Investment Income	$0.0000	0.00%	$0.0000	0.00%
Short-Term Capital Gains	$0.0000	0.00%	$0.0000	0.00%
Long-Term Capital Gains	$0.0500	100.00%	$0.1500	100.00%
Return of Capital	$0.0000	0.00%	$0.0000	0.00%
Total (per common share)	$0.0500	100.00%	$0.1500	100.00%

*	Includes the Fund’s first quarterly dividend distribution of $0.05 per share paid on March 30, 2011, and the Fund’s second quarterly dividend distribution of $0.05 per share paid on July 6, 2011 and the Fund’s third quarterly dividend distribution of $0.05 per share paid on September 26, 2011.

You should not draw any conclusions about the Fund’s investment performance from the amount of this distribution or from the terms of the Fund’s dividend distribution policy (the “Distribution Policy”), which is to make a level dividend distribution each quarter to shareholders of its common stock (after payment of interest on any outstanding borrowings or dividends on any outstanding preferred shares) at a rate that is based on a fixed amount per share as determined by the Fund’s Board of Directors, subject to adjustment in the fourth quarter, as necessary, so that the Fund satisfies the minimum distribution requirements of the Code.

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The final determination of the source of all dividend distributions in 2011 will be made after year-end. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of the fiscal year and may be subject to change based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

The following table provides information regarding the Fund’s total return performance based on net asset value (NAV) over various time periods as well as the Fund’s annualized and cumulative distribution rates.

Average Annual Total Return on NAV Since Inception (7/29/2005) to 8/31/2011	7.33%
Current Annualized Distribution Rate on NAV[1]	0.97%

Year-to Date (1/1/2011 to 8/31/2011)
Cumulative Total Return on NAV	5.53%
Cumulative Distribution Rate on NAV[2]	0.73%

1	Based on the Fund’s NAV as of August 31, 2011 and the most recent quarterly distribution of $0.05 declared on August 24, 2011.
2	Based on the Fund’s NAV as of August 31, 2011; includes the Fund’s first quarterly dividend distribution of $0.05 paid on March 30, 2011, the Fund’s second quarterly dividend distribution of $0.05 paid on July 6, 2011 and the Fund’s third quarterly dividend distribution of $0.05 per share declared on August 24, 2011.

While NAV performance may be indicative of the Fund’s investment performance, it does not measure the value of a shareholder’s investment in the Fund. The value of a shareholder’s investment in the Fund is determined by the Fund’s market price, which is based on the supply and demand for the Fund’s shares in the open market.

Pursuant to an exemptive order (the “Order”) granted to the Fund by the Securities and Exchange Commission (“SEC”) on February 3, 2009, the Fund may distribute any long-term capital gains more frequently than the limits provided in Section 19(b) under the 1940 Act and Rule 19b-1 thereunder. Therefore, dividend distributions paid by the Fund during the year may include net income, short-term capital gains, long-term capital gains and/or return of capital. Net income dividends and short-term capital gain dividends, while generally taxable at ordinary income rates, may be eligible, to the extent of qualified dividend income earned by the Fund, to be taxed at lower long-term capital gain rates. If the total distributions made in any calendar year exceed investment company taxable income and net capital gain, such excess distributed amount would be treated as ordinary dividend income to the extent of the Fund’s current and accumulated earnings and profits. Distributions in excess of the earnings and profits would first be a tax-free return of capital to the extent of the adjusted tax basis in the shares. After such adjusted tax basis is reduced to zero, the distribution would constitute capital gain (assuming the shares are held as capital assets).

The payment of dividend distributions in accordance with the Distribution Policy may result in a decrease in the Fund’s net assets. A decrease in the Fund’s net assets may cause an increase in the Fund’s annual operating expenses and a decrease in the Fund’s market price per share to the extent the market price correlates closely to the Fund’s net asset value per share. The Distribution Policy may also negatively affect the Fund’s investment activities to the extent that the Fund is required to hold larger cash positions than it typically would hold or to the extent that the Fund must liquidate securities that it would not have sold, for the purpose of paying the dividend distribution. The Distribution Policy may, under certain circumstances, cause the amounts of taxable distributions to exceed the levels required to be distributed under the Code (i.e., to the extent the Fund has capital losses in any taxable year, such losses may be carried forward to reduce the amount of capital gains required to be distributed in future years; if distributions in a year exceed the amount minimally required to be distributed under the tax rules, such excess will be taxable as ordinary income to the extent loss carryforwards reduce the required amount of capital gains distributions in that year). The Fund’s Board of Directors has the right to amend, suspend or terminate the Distribution Policy at any time. The amendment, suspension or termination of the Distribution Policy may affect the Fund’s market price per share. Shareholders of shares of the Fund held in taxable accounts who receive a dividend distribution (including shareholders who reinvest in shares of the Fund pursuant to the Fund’s dividend reinvestment plan) must adjust the cost basis to the extent that a dividend distribution contains a nontaxable return of capital. Investors should consult their tax advisor regarding federal, state and local tax considerations that may be applicable in their particular circumstances.

For specific information about accounts maintained with the Fund’s transfer agent, Computershare, please call 800-426-5523.

NOTICE TO SHAREHOLDERS OF

SUNAMERICA FOCUSED ALPHA GROWTH FUND, INC.

Harborside Financial Center 3200 Plaza 5, Jersey City, NJ 07311

December 29, 2011—The Board of Directors of the SunAmerica Focused Alpha Growth Fund, Inc. (the “Fund”) is pleased to report the Fund’s dividend distribution of $0.33 per share of common stock declared on December 7, 2011, payable on December 29, 2011, to shareholders of record at the close of business on December 19, 2011.

Under U.S. tax accounting rules, the amount and character of distributable income for each fiscal year can only be finally determined as of the end of the Fund’s fiscal year. However, under Section 19 of the Investment Company Act of 1940, as amended (the “1940 Act”), and the Rules adopted thereunder, the Fund may be required to indicate to shareholders the source of dividend distributions estimated to the close of the period as of which the dividend distribution is paid.

The following table sets forth the estimated amounts of the sources of the dividend distribution for purposes of Section 19 of the 1940 Act and the Rules adopted thereunder. The table includes estimated amounts for this fourth quarterly dividend distribution and the cumulative dividend distributions paid year-to-date from the following sources: net investment income; short-term capital gains; long-term capital gains; and return of capital. The estimated amounts reflect the Fund’s year-to-date-cumulative experience through December 19, 2011 and the estimated percentages of net income, short-term and long-term capital gains and/or return of capital are applied proportionately for both the quarterly and year-to-date dividend distributions. The estimated composition of the dividend distributions may vary from quarter to quarter because they may be impacted by future income, expenses and portfolio realized gains and losses on securities.

	Estimated Amounts of Current Quarterly Dividend Distribution per share ($)	Estimated Amounts of Current Quarterly Dividend Distribution per share (%)	Estimated Amounts of Year to Date Cumulative Dividend Distributions per share ($)*	Estimated Amounts of Year to Date Cumulative Dividend Distributions per share (%)*
Net Investment Income	$0.0000	0.00%	$0.0000	0.00%
Short-Term Capital Gains	$0.0000	0.00%	$0.0000	0.00%
Long-Term Capital Gains	$0.3268	99.04%	$0.4754	99.04%
Return of Capital	$0.0032	0.96%	$0.0046	0.96%
Total (per common share)	$0.3300	100.00%	$0.4800	100.00%

*	Includes the Fund’s first three quarterly dividend distributions of $0.05 per share paid on March 30, 2011, July 6, 2011 and September 26, 2011, respectively, as well as the Fund’s fourth quarterly dividend distribution of $0.33 per share paid on December 29, 2011. The amount payable by the Fund for this fourth quarterly dividend distribution is higher than the amounts payable by the Fund in the prior three quarters in 2011 because this fourth quarterly dividend distribution has been increased to include an amount expected to satisfy the minimum distribution requirements of the Internal Revenue Code of 1986, as amended (the “Code”). The Fund is expected to reorganize into an open-end fund in January 2012.

You should not draw any conclusions about the Fund’s investment performance from the amount of this distribution or from the terms of the Fund’s dividend distribution policy (the “Distribution Policy”), which is to make a level dividend distribution each quarter to shareholders of its common stock (after payment of interest on any outstanding borrowings or dividends on any outstanding preferred shares) at a rate that is based on a fixed amount per share as determined by the Fund’s Board of Directors, subject to adjustment in the fourth quarter, as necessary, so that the Fund satisfies the minimum distribution requirements of the Code. The Fund estimates that it has distributed more than its income and net realized capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with “yield,” “income” or “profit.”

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The final determination of the source of all dividend distributions in 2011 will be made after year-end. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of the fiscal year and may be subject to change based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

The following table provides information regarding the Fund’s total return performance based on net asset value (NAV) over various time periods as well as the Fund’s annualized and cumulative distribution rates.

5-Year Average Annual Total Return on NAV as of 11/30/2011	3.51%
Current Annualized Distribution Rate on NAV[1,2]	6.86%
Year-to Date (1/1/2011 to 11/30/2011)
Cumulative Total Return on NAV	-0.85%
Cumulative Distribution Rate on NAV[2,3]	2.49%

1	Based on the Fund’s NAV as of November 30, 2011 and the most recent quarterly distribution of $0.33 declared on December 7, 2011.
2	The amount payable by the Fund for this fourth quarterly dividend distribution is higher than the amounts payable by the Fund in the prior three quarters in 2011 because this fourth quarterly dividend distribution has been increased to include an amount expected to satisfy the minimum distribution requirements of the Code. The Fund is expected to reorganize into an open-end fund in January 2012.
3	Based on the Fund’s NAV as of November 30, 2011; includes the Fund’s first three quarterly dividend distributions of $0.05 paid on March 30, 2011, July 6, 2011 and September 26, 2011, respectively, as well as the Fund’s fourth quarterly dividend distribution of $0.33 per share declared on December 7, 2011.

While NAV performance may be indicative of the Fund’s investment performance, it does not measure the value of a shareholder’s investment in the Fund. The value of a shareholder’s investment in the Fund is determined by the Fund’s market price, which is based on the supply and demand for the Fund’s shares in the open market.

Pursuant to an exemptive order (the “Order”) granted to the Fund by the Securities and Exchange Commission (“SEC”) on February 3, 2009, the Fund may distribute any long-term capital gains more frequently than the limits provided in Section 19(b) under the 1940 Act and Rule 19b-1 thereunder. Therefore, dividend distributions paid by the Fund during the year may include net income, short-term capital gains, long-term capital gains and/or return of capital. Net income dividends and short-term capital gain dividends, while generally taxable at ordinary income rates, may be eligible, to the extent of qualified dividend income earned by the Fund, to be taxed at lower long-term capital gain rates. If the total distributions made in any calendar year exceed investment company taxable income and net capital gain, such excess distributed amount would be treated as ordinary dividend income to the extent of the Fund’s current and accumulated earnings and profits. Distributions in excess of the earnings and profits would first be a tax-free return of capital to the extent of the adjusted tax basis in the shares. After such adjusted tax basis is reduced to zero, the distribution would constitute capital gain (assuming the shares are held as capital assets).

The payment of dividend distributions in accordance with the Distribution Policy may result in a decrease in the Fund’s net assets. A decrease in the Fund’s net assets may cause an increase in the Fund’s annual operating expenses and a decrease in the Fund’s market price per share to the extent the market price correlates closely to the Fund’s net asset value per share. The Distribution Policy may also negatively affect the Fund’s investment activities to the extent that the Fund is required to hold larger cash positions than it typically would hold or to the extent that the Fund must liquidate securities that it would not have sold, for the purpose of paying the dividend distribution. The Distribution Policy may, under certain circumstances, cause the amounts of taxable distributions to exceed the levels required to be distributed under the Code (i.e., to the extent the Fund has capital losses in any taxable year, such losses may be carried forward to reduce the amount of capital gains required to be distributed in future years; if distributions in a year exceed the amount minimally required to be distributed under the tax rules, such excess will be taxable as ordinary income to the extent loss carryforwards reduce the required amount of capital gains distributions in that year). The Fund’s Board of Directors has the right to amend, suspend or terminate the Distribution Policy at any time. The amendment, suspension or termination of the Distribution Policy may affect the Fund’s market price per share. Shareholders of shares of the Fund held in taxable accounts who receive a dividend distribution (including shareholders who reinvest in shares of the Fund pursuant to the Fund’s dividend reinvestment plan) must adjust the cost basis to the extent that a dividend distribution contains a nontaxable return of capital. Investors should consult their tax advisor regarding federal, state and local tax considerations that may be applicable in their particular circumstances.

For specific information about accounts maintained with the Fund’s transfer agent, Computershare, please call 800-426-5523.